UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2016

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31293 (Commission File Number)	77-0487526 (I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 15, 2016, Equinix, Inc. (“Equinix”) completed the previously announced acquisition of the entire issued share capital of Telecity Group plc (“Telecity”) (the “Transaction”). As a result of the Transaction, Telecity became a wholly-owned subsidiary of Equinix.

In order to obtain clearance from the European Commission for the Transaction, Equinix and Telecity agreed to divest certain facilities in Amsterdam, Frankurt and London (the “Divestment Businesses”) post-closing of the Transaction.

On May 14, 2016, Equinix, as guarantor, and certain of its subsidiaries entered into share purchase agreements (the “Agreements”) to transfer the Divestment Businesses to the Digital Realty Trust, Inc. group of companies (collectively, “Digital Realty”) for total consideration of approximately $874.4 million (the “Divestment”). The Divestment is expected to close during the third quarter of 2016 and is subject to certain closing conditions, including European Commission approval and completion of the works council consultation process in the Netherlands.

Digital Realty, or its affiliates, is currently Equinix’s landlord at other data center properties in the United States and France. Additionally, Equinix holds a minority stake in a joint venture with an affiliate of Digital Realty. Such joint venture leases two buildings to a third party in Ashburn, Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 16, 2016	EQUINIX, INC. By: /s/ Keith D. Taylor____________ Keith D. Taylor Chief Financial Officer